Exhibit 99.1

Blackstone Completes Acquisition of Excel Trust

SAN DIEGO, CA – July 31, 2015 – Excel Trust, Inc. (NYSE: EXL) reported today the completion of its previously announced acquisition by Blackstone.

Gary B. Sabin, Chairman and Chief Executive Officer of Excel Trust, stated, “In 2010 we set out to assemble a strong portfolio of open-air centers that would generate attractive returns. We greatly appreciate the trust our shareholders placed in us, and are pleased to see our efforts validated through this transaction with Blackstone.”

Pursuant to the acquisition, holders of shares of Excel Trust common stock will be entitled to receive $15.85 in cash, without interest, in exchange for each share they own. In connection with the closing of the transaction, all outstanding shares of the Company’s Series A preferred stock will be redeemed for $28.8993 per share in cash, and all outstanding shares of the Company’s Series B preferred stock will be redeemed for $25.0846 per share in cash. As a result of the transaction, Excel Trust stock will cease trading on the New York Stock Exchange.

Blackstone is making this investment through Blackstone Property Partners (“BPP”), its Core+ real estate investment unit. BPP targets substantially stabilized office, retail, industrial, and multifamily assets located in primary U.S. markets.

Morgan Stanley & Co. LLC acted as financial advisor to Excel Trust and Latham & Watkins LLP acted as Excel Trust’s legal advisor. Eastdil Secured / Wells Fargo Securities, LLC acted as Blackstone’s lead financial advisor, and Barclays also acted as a financial advisor in connection with the transaction. Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.

About Excel Trust

Excel Trust, Inc. is a retail focused real estate investment trust (REIT) that primarily targets community shopping centers, power shopping centers, and grocery anchored neighborhood centers. The Company has elected to be treated as a REIT for U.S. federal income tax purposes. For more information, please visit www.exceltrust.com.

About Blackstone

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $92 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

Contacts:

For Excel Trust

Greg Davis

VP Capital Markets & Investor Relations

858 798 1464

info@exceltrust.com

For Blackstone

Peter Rose

Senior Managing Director

212 583 5871

Peter.rose@blackstone.com

Source: Excel Trust